EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Offshore Energy Development Corporation and
OEDC, Inc., and
The Partners
OEDC Partners, L.P.


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the combined financial statements of OEDC, Inc. and OEDC Partners, L.P. refers to a change in accounting principle for the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.

                                                          KPMG Peat Marwick LLP

Houston, Texas
August 30, 1996